Exhibit 16

August 18, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

    We have read the statements made by Northern States Power Company (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated August 18, 2000. We agree with the statements concerning our Firm in such Form 8-K.

Yours very truly,

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP